EXHIBIT 99.1

Ceridian HCM Holding Inc. to Hold Virtual Annual Meeting of Stockholders

MINNEAPOLIS, Minnesota, April 8, 2020 – Ceridian HCM Holding Inc. (NYSE:CDAY; TSX: CDAY) today announced that, due to the public health impact of the coronavirus outbreak (COVID-19), its 2020 Annual Meeting of Stockholders to be held on Tuesday, April 28, 2020 at 9:00 a.m. CDT (the “Annual Meeting”) has been changed to a virtual meeting. Stockholders will not be able to attend the Annual Meeting in person this year.

Stockholders are entitled to participate in the Annual Meeting if they were a stockholder as of the close of business on March 2, 2020, a valid proxy holder of such stockholder, or a designated representative.

To take part in the Annual Meeting, qualified individuals must register online by visiting proxydocs.com/CDAY (the “Annual Meeting Website”) and following the instructions posted online. In order to register, stockholders must enter the control number found on the stockholder’s proxy card previously sent to the stockholder. Registration must be completed by Friday, April 24, 2020 at 4:00 p.m. CDT in order to attend the Annual Meeting.

After completion of registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to the registrant. Stockholders may vote during the Annual Meeting by following these instructions. Stockholders will also have the opportunity to submit questions before the virtual event as part of the registration process or during the virtual event by following the directions available on the live Annual Meeting website.

Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote shares in connection with the Annual Meeting.

All stockholders - whether attending the Annual Meeting or not - are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Stockholders who have sent in proxies, or voted via telephone or internet, do not need to take any further action. Any stockholder who has not yet voted on the day of the Annual Meeting may do so by clicking on the voting button on the Annual Meeting Website and following the applicable voting instructions.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting. To arrange review of the list of stockowners, please contact stockholders@ceridian.com. The stockowner list will also be available during the virtual Annual Meeting for examination by stockowners on the live Annual Meeting website.

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com or follow us @Ceridian.

Investor Contact

Jeremy Johnson
Vice President, Finance and Investor Relations
1-844-829-9499
investors@ceridian.com